Exhibit 8.1

List of Subsidiaries

Xijiao International Limited (Cayman Islands)

Xijiao Hong Kong Limited (Hong Kong)

Digital Li-Ning Company Limited (Cayman Islands)

2020 GlobalGrowth Equities Limited (Cayman Islands)

2020 Global Investments LLC (Delaware)

Acquity Group LLC (Delaware)

Cool Sports (BVI) Limited (British Virgin Islands)

Cool Sports (HK) Limited (Hong Kong)

Huaren Kudong Commercial Trading Co., Ltd (PRC)

Acquity Group Luxembourg, S.à.r.l. (Luxembourg)

Acquity Group Consulting CAN, Inc. (Canada)